Exhibit 4.3

ARTICLES OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

ALICO, INC.

STATE OF FLORIDA,

COUNTY OF HENDRY.

The undersigned, ROBERT E. BYRD, Executive Vice President, and BEATRICE W. BOYLE, Secretary, of ALICO, INC., a Florida corporation, hereby certify that at the Annual Meeting of the Shareholders of the Corporation, held in LaBelle, Florida, on Monday, January 5, A.D., 1987, the following Motion was duly adopted by a vote of 1,369,180 shares for and 4,024 against such Motion being as follows:

1. Article 3 of the CERTIFICATE OF INCORPORATION of ALICO, INC. which was filed with the Secretary of State of the State of Florida, on February 25, 1972, is hereby amended to change the clause reading as follows, to-wit:

“5,000,000 shares of Common Stock of a par value of $1 per share.”

to read as follows:

“15,000,000 shares of Common Stock of a par value of $1 per share.”

2 . All other terms and provisions of said Article 3 remain in full force and effect.

3. This Amendment becomes effective upon the filing of the Articles of Amendment by the Secretary of State.

IN WITNESS WHEREOF, the undersigned Executive Vice President and Secretary of this corporation have executed these ARTICLES OF AMENDMENT this 14th day of January, A.D., 1987.

/s/ ROBERT E. BYRD
Robert E. Byrd,
Executive Vice-President

/s/ BEATRICE W. BOYLE
Beatrice W. Boyle,
Secretary

STATE OF FLORIDA,

COUNTY OF HENDRY

BEFORE ME, the undersigned authority, personally appeared ROBERT E. BYRD and BEATRICE W. BOYLE, known to me to be the persons who executed the foregoing ARTICLES OF AMENDMENT, and they acknowledged before me that they executed those ARTICLES OF AMENDMENT for the purpose therein stated.

IN WITNESS WHEREOF I have hereunto set my hand and seal this 14th day of January, A.D., 1987.

/s/ BETTY L. DUNHAM
Notary Public,
State of Florida at Large

My commission expires:

NOTARY PUBLIC STATE OF FLORIDA

MY COMMISSION EXP. OCT 15, 1988

BONDED THRU GENERAL IRS. XXX.